Exhibit 99

             ******** U S   A I R W A Y S   T O D A Y ********

                                       Monday, July 28, 2003

The following letter from Dave Siegel is a special edition of US Airways Today.

Dear US Airways Colleague:

Earlier today, US Airways reported our 2003 second quarter results. Due to the one-time $214 million federal grant representing a refund of security fees, we reported a small pre-tax profit for the quarter. After much deliberation, we have decided to stop the five percent pay deferral and begin repaying the deferred pay.

This decision is made with significant reservations because having a one-time grant determine our profitability for the quarter should by no means indicate that we are back on the road to sustained profitability. However, I realize that this pay deferral has been an additional sacrifice made by all of our employees, and I know that the pay restoration is an important financial issue for many.

I know that all employees will be pleased with this news. So while I have your attention, I want to use this opportunity to convey a couple of other points related to this.

We have heard from some of you that with the war over and the planes full, the company had an obligation to halt the pay deferral. In fact, the concept of a pay deferral was put in place last year to assure our financial partners, including the ATSB, the Retirement Systems of Alabama and General Electric, that we had a contingency plan in the event that war or terrorism negatively impacted the industry. We are still feeling the impact of depressed industry revenues associated with war, and it will take many months for a full recovery. We also have obligations to these financial partners with regard to our credit rating and cash balance that we must live up to, and those requirements will become all the more challenging without the savings from the pay deferral.

Our restructuring is far from complete. We have come a remarkable way thanks to the hard work, participation, sacrifice and support of our employees. But we are not out of the woods. Every day, our competitors are figuring out new ways to come after us. Look at the very positive earnings results of Southwest, JetBlue and AirTran - all of which made money this quarter even without the government grant. And all three airlines recently announced airplane orders and big plans to deploy those planes over the next several years. You should assume that we are only going to see more of these low-cost competitors flying up against us in the future.

I am concerned that stopping the five percent pay deferral will add to the perception that the crisis is over. Some employees believe that since we are out of bankruptcy, we have the $1 billion loan, and the war is over, that everything is fine. The immediate crisis and the threat of liquidation are indeed over, but we still have plenty of challenges that we must navigate together.

US Airways has routinely outperformed the rest of the industry on customer service, and over the past year, our employees have shown an even more remarkable capacity to deliver on the safety and service that our customers expect. It has not been easy, as we are all learning to do more with less. Unfortunately, that is the new reality of a very competitive industry. But we must focus every ounce of available energy on battling with our competitors, and not each other.

We are going to continue to manage this great airline to be a success. I know that is what our employees want, and I also believe that is what our customers want. But to be a success - and to be a survivor - requires us to be profitable on an ongoing basis. Your efforts to help in that regard are absolutely vital. No one should be satisfied with our being unprofitable, and any employee, manager, labor leader or customer who suggests otherwise is sadly and dangerously mistaken.

The administrative details of the five percent pay deferral termination and the repayment of the deferred pay are being worked out, and will be implemented in accordance with labor agreements. We will make those details available to you as soon as possible. In the meantime, I hope we can use this opportunity to further re-build the spirit of cooperation and camaraderie that is necessary - and that we all understand that the "enemy" is the other airlines, and not each other.

Please continue to work safely, and continue to give our customers a reason to keep coming back.

Sincerely,

Dave Siegel

End of US Airways Today for 07/28/03 Corporate Affairs/Telex: HDQCYUS/Comat: DCA/H850